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                                                                    EXHIBIT 23.3


                                 March 17, 1999




Board of Directors
Douglas Federal Bank, FSB
8458 Campbellton Street
Douglasville, Georgia  30134

Directors:

     We hereby consent to the use of our firm's name in the Form AC Application for Conversion of Douglas Federal Bank, FSB, Douglasville, Georgia, and any amendments thereto, and in the Form SB-2 Registration Statement of First Deposit Bancshares, Inc. and any amendments thereto. We also hereby consent to the inclusion of, summary of, and references to our Appraisal Report and our opinion concerning subscription rights in such filings including the Prospectus of First Deposit Bancshares, Inc.



                                    Robin L. Fussell
                                    Principal